Exhibit 5.1
JONES DAY
NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114-1190
TELEPHONE: (216) 586-3939 • FACSIMILE: (216) 579-0212
September 10, 2009
The Timken Company
1835 Dueber Avenue, S.W.
Canton, Ohio 44706-2798

Re:	$250,000,000 Aggregate Principal Amount of 6.000% Senior Notes due 2014 of The Timken Company offered through Underwriters
Ladies and Gentlemen:
     We are acting as counsel for The Timken Company, an Ohio corporation (the “Company”), in connection with the issuance and sale of $250,000,000 aggregate principal amount of 6.000% Senior Notes due 2014 of the Company (the “Senior Notes”), pursuant to the Underwriting Agreement, dated as of September 9, 2009 (the “Underwriting Agreement”), entered into by and among the Company and J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated and Banc of America Securities LLC, acting as representatives of the several underwriters named therein (collectively, the “Underwriters”). The Senior Notes will be issued pursuant to an indenture (the “Base Indenture”) dated as of February 18, 2003 between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as trustee (the “Trustee”), as amended and supplemented by the first supplemental indenture (the “First Supplemental Indenture”) to be entered into between the Company and the Trustee (the Base Indenture, as so amended and supplemented by the First Supplemental Indenture, the “Indenture”).
     In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Senior Notes, when they are executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company.
     For purposes of the opinion expressed herein, we have assumed that (i) the definitive terms of the Senior Notes will be established in accordance with the provisions of the Indenture and (ii) the Trustee has authorized, executed and delivered the Indenture and the Indenture is the valid, binding and enforceable obligation of the Trustee.

JONES DAY
The Timken Company
September 10, 2009

     The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.
     The opinion expressed herein is limited to the laws of the State of New York and the laws of the State of Ohio, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3, as amended (Registration No. 333-161798) (the “Registration Statement”), filed by the Company to effect the registration of the Senior Notes under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day